Exhibit 10.1
May 23, 2023
DELIVERY VIA EMAIL

Zane Rowe
c/o Workday, Inc.
6110 Stoneridge Mall Road
Pleasanton, CA 94588

Dear Zane,

Workday, Inc. (“Workday”) is happy to offer you a position as Chief Financial Officer reporting to Workday’s Co-CEO, Carl Eschenbach. Your planned start date is June 12, 2023.

Your role will be based in the Pleasanton, California office. For most roles, Workday has a flexible work model which allows office-based employees to divide their time working between their assigned office and working remotely. We expect that you and your manager will determine a schedule that meets both business and individual needs in line with our flexible work model, to the fullest extent allowed by applicable law. Subject to Conflict of Interest and related policies, you may manage personal investments, participate in civic, charitable, professional and academic activities (including serving on boards and committees), and serve on the board of directors (and any committees) of up to two (2) noncompetitive companies (subject to prior approval of the co-CEO), provided that such activities do not at the time the activity or activities commence or thereafter (at Workday’s sole discretion): (i) create an actual or potential business or fiduciary conflict of interest or (ii) individually or in the aggregate, interfere materially with the performance of your duties to the Company.

Your annualized starting salary is $700,000, which is payable according to Workday’s payroll cycle, and subject to applicable federal and state taxes.

You are eligible to participate in a variable (“incentive”) compensation plan, targeted at 50% of your annualized base pay. This plan, including terms and conditions, shall be provided shortly after commencing employment.

Workday will offer you a one-time hiring bonus of $2,000,000. This will be paid out in two installments. The first installment of $1,000,000 will be paid out within your first 30 days of employment, while the second installment of $1,000,000 will be paid approximately 12 months after your hire date in accordance with the Company’s standard payroll procedures. To receive either installment of the bonus, you must be employed by Workday and in good standing on the day of the payment. Your bonus payments will be subject to applicable federal and state taxes, and any other applicable withholdings. Receipt of this bonus, however, is conditioned on your remaining with Workday for at least one year. By signing below you expressly agree to repay Workday the after tax amount of any hiring bonus that has been paid to you if you are terminated by the Company for Cause (as defined in the Company’s Change in Control Policy) or you resign your employment without Good Reason (as defined in the Company’s Change in Control Policy) within a year of your start date.

In accordance with Workday’s standard grant practices, you will be granted restricted stock units (RSUs) of the Company’s Class A Common Stock with an approximate value of $18,000,000 USD. The number of shares will be determined by dividing the USD value above by the trailing simple moving average stock price of Workday Class A common stock for the 20 day period immediately preceding the Date of Grant. You will vest in these shares at the rate of 1/4 of the RSU shares after 12 months of continuous service from your vesting start date, then in equal quarterly installments of 1/16th of the total RSU shares, fully vesting in 4 years from your vesting start date. Assuming your start date remains June 12th, your vesting start date and Date of Grant are expected to be on or about July 5, 2023. Your RSU grant will be subject to the terms and conditions applicable to stock granted under the Company’s 2022 Equity Incentive Plan, as in effect on the date of grant, (the “Plan”), as described in the Plan and the applicable Restricted Stock Unit Agreement.

Additionally, in accordance with Workday’s standard grant practices, you will be granted restricted stock units (RSUs) of the Company’s Class A Common Stock with an approximate value of $18,000,000 USD. The number of shares will be determined by dividing the USD value above by the trailing simple moving average stock price of Workday Class A common stock for the 20 day period immediately preceding the Date of Grant. You will vest in these shares at the rate of 1/8 of the RSU shares after 3 months of continuous service from your vesting start date, then in equal quarterly installments of 1/8th of the total RSU shares, fully vesting in 2 years from your vesting start date. Assuming your start date remains June 12th, your vesting start date and Date of Grant are expected to be on or about July 5, 2023. Your RSU grant will be subject to the terms and conditions applicable to stock granted under the Plan, as described in the Plan and the applicable Restricted Stock Unit Agreement.

Under Workday’s Total Rewards program, high performing employees are eligible to receive additional equity grants during their employment (“refresh grants”), at the sole discretion of the Company and subject to approval by the Company’s Board of Directors or its Compensation Committee. Employees hired on or before October 31st are eligible for, but not guaranteed, a refresh grant in the next fiscal year. Refresh grant targets vary by the employee’s role and location, and receipt of a grant and actual grant amounts are based on each employee’s contributions, skills, and future potential.

You shall be eligible for the Workday Change in Control Policy for the next four years, so long as your remain employed by Workday and if at any time during the next four years your then outstanding equity awards are not assumed, continued, or substituted in a Change in Control (as defined in the Plan), then the vesting of all unvested equity awards will accelerate immediately prior to the Change in Control. After such time, you will be subject to the eligibility requirements, terms, and conditions of the Workday Change in Control Policy, as amended from time to time.If your employment is involuntarily terminated by Workday without Cause (as defined in the Change in Control Policy) within two years after your Start Date (other than in connection with Change in Control), you will be entitled to the following severance payments and acceleration benefits (“Severance Benefits”): (1) twelve months’ base salary in a single lump sum on the sixtieth (60th) day following termination of employment; (2) an Incentive Plan payout equal to 50% of your annual base salary in a single lump sum on the sixtieth (60th) day following termination of employment; and (3) accelerated vesting of the unvested shares that would have vested in the next 12 months following your termination. Receipt of the Severance Benefits in this paragraph are contingent on your execution and delivery of a signed general release of claims in favor of the Company in substantially the form attached hereto as Schedule A (the “Release”) and satisfying all conditions to make the Release effective, within 45 days after your termination date. A termination or resignation due to your death or disability shall not constitute a termination without Cause.

Your employment with Workday is “at-will”, meaning either you or Workday may terminate your employment at any time, for any reason or no reason, with or without notice. There is no promise by Workday that your employment will continue for a set period of time or that your employment will be terminated only under particular circumstances. Any exception to this at-will employment policy can only be made in writing by the Chief People Officer of Workday. In particular, this at-will employment policy cannot be modified by any statements, express or implied, contained in any employment handbook, application, memoranda, policy, procedure, or other materials or statements provided to you in connection with your employment.

Workday has its own way of doing business and its own unique, independently developed proprietary technology. We have neither the need nor desire to make any unauthorized use of any intellectual property or confidential information belonging to or developed by others. Workday understands the importance of protecting its own intellectual property and confidential information and respects the intellectual property and confidential information developed by other companies. We fully expect that each person who accepts a position with us will hold themselves to these same standards. No employee should reference, use or bring into the workplace any material that contains intellectual property or confidential information belonging to a previous employer or any other third party.

You will enter into an Indemnification Agreement with Workday and will be covered by the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

The offer of employment set forth in this Letter is contingent upon: (i) your execution of Workday’s Proprietary Information and Inventions Agreement prior to your start date; (ii) your consent to, successful completion of, and passing of all applicable background checks; and (iii) your presentation of satisfactory documentary evidence of your identity and authorization to work in the U.S. within three (3) days of your date of hire. In addition, this offer of employment supersedes and replaces all prior verbal or written agreements between you and Workday, including, but not limited to, all prior offer letters. Like all Workday employees, you are also required, as a condition of your continued employment, to comply with Workday’s Employee Handbook and Code of Conduct as they may be updated and/or revised periodically.

Sincerely,

/s/ Ashley Goldsmith

Ashley Goldsmith
Chief People Officer

By providing my signature below, I accept this offer of employment.

Signature:	/s/ Zane Rowe

Name:	Zane Rowe

Schedule A
General Release of Claims
CONFIDENTIAL

[Month] [Day], [20___]

DELIVERY VIA EMAIL

Zane Rowe

Re: General Release

This letter confirms the agreement (“Agreement”) between Zane Rowe (“You,” “Your” or “Yourself”) and Workday, Inc. (the “Company” or “Workday”) concerning the terms of your termination and offers you with the separation compensation (the “Separation Benefits”) as provided under the offer letter by and between you and the Company dated [Month] [Day], [20___], (the “Offer Letter”) in exchange for a general release of claims and covenant not to sue.

You and the Company agree as follows:
1. Termination Date.
[Month] [Day], [20___]_is your last day of employment with the Company (the “Termination Date”).
2. Acknowledgment of Payment of Wages.
By your signature below, you acknowledge that on [Month] [Day], [20___], we provided you one or more final paychecks for all wages, salary, bonuses, commissions, reimbursable expenses previously submitted by you, accrued vacation (if applicable) and any similar payments due you from the Company as of the Termination Date. By signing below, you acknowledge that the Company does not owe you any other amounts of a similar nature.
Please promptly submit for reimbursement all final outstanding expenses, if any and such business expenses required to be reimbursed as a matter of Workday policy or governing law will be promptly reimbursed. Similarly, even if You do not sign this Agreement, You will be offered benefits to which You are entitled, if any, under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”).
3. Separation Compensation.
In exchange for your agreement to the general release and waiver of claims and covenant not to sue set forth below and your other promises herein, and provided that You sign this Agreement and return it per the timeline and terms set out below, without revocation or rescission by You, the Company agrees to provide you with the Separation Benefits.
4. Release and Waiver
4.1 By signing this Agreement, You release and waive all claims of any kind whatsoever which You have or may have against Workday and its parent, subsidiary, and affiliated companies, and all related entities, and assigns and all of their officers, agents, employees, shareholders, members, managers, trustees, joint venturers, partners, directors and anyone claiming through them (hereinafter “Releasees” collectively), relating to or arising out of Your employment with Workday or termination therefrom or any and every other matter, event, act and/or omission. This release and waiver includes, but is not limited to:
(i)any claims for wrongful termination, defamation, or any other common law claims;
(ii)any claims for the breach of any implied, written or oral contract (excluding any contract claim resulting from a breach of this Agreement by Workday);
(iii)any claims of discrimination, harassment or retaliation based on such things as age, national origin, race, religion, gender, sexual orientation, pregnancy, parental or marital status, physical or mental disability, or medical condition, or any other form of legally prohibited conduct, discrimination or retaliation; and
(iv)to the greatest extent allowed by law, any claims for any compensation of any sort, including but not limited to salary, severance pay and benefits, including unused vacation accrual, leaves, equity compensation/options, commissions, wage differentials and bonuses.

4.2 On behalf of Yourself and anyone claiming through You, You irrevocably and unconditionally agree to release, acquit and forever discharge, to the greatest extent allowed by law, Releasees in each’s individual and/or corporate capacities, from any and all claims, liabilities, promises, actions, damages and the like, known or unknown, which You ever had against any of the Releasees arising out of or relating to Your employment with the Company and/or the termination of Your employment with the Company and/or any and every other matter, event, act and/or omission. Said claims include, but are not limited to: (1) employment discrimination (including claims of sex discrimination and/or sexual harassment, age discrimination, disability discrimination) and retaliation under Title VII (42 U.S.C.A. 2000e etc.) and under 42 U.S.C.A. section 1981 and section 1983, age discrimination under the Age Discrimination in Employment Act (29 U.S.C.A. sections 621-634), the Older Workers Benefit Protection Act (OWBPA), under the State Constitution, and/or any relevant state statutes or municipal ordinances; (2) disputed wages; (3) wrongful discharge and/or breach of any alleged employment contract; and (4) claims based on any tort or alleged wrong, such as but not limited to negligence, invasion of privacy, defamation, fraud and infliction of emotional distress.
4.3 This release and waiver by You includes, to the fullest extent legally permissible, all claims relating to or arising out of Your employment with Workday or Your termination therefrom that may arise under the common law and all federal, state and local statutes, ordinances, rules, regulations and orders, including but not limited to any claim or cause of action based on the National Labor Relations Act, the Age Discrimination in Employment Act, the OWBPA, the Americans with Disabilities Act, the Civil Rights Acts of 1964, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act, all state wage and hour laws, all laws relating to discrimination of any sort, and/or any other provision of federal, state or local statutory or common law or regulation. This release and waiver by You also includes, to the fullest extent legally permissible, all claims that may arise under the California Constitution, the California Labor Code, any applicable California Industrial Welfare Commission order, the California Fair Employment and Housing Act, the California Ralph Civil Rights Act, and the California Tom Bane Civil Rights Act, the San Francisco Paid Sick Leave Ordinance, the San Francisco Health Care Security Ordinance, the San Francisco Fair Chance Ordinance, the San Francisco Family Friendly Workplace Ordinance, and any and all claims under any other federal or California statute or regulation, or any local ordinance, law or regulation, or any claim that was or could have been asserted under common law.
4.4 Except as provided in Section 20, below, you agree that this release and waiver is effective for all claims relating to or arising out of Your employment with Workday or Your termination therefrom without regard to the legal nature of the claim alleged and without regard to whether any such claim is based upon tort, equity, implied or express contract, discrimination of any sort, or any federal, state or local law, statute or regulation or any claim for attorney’s fees.
4.5 You warrant that, to the extent not prohibited by applicable law, You have not and will not institute any lawsuit, claim, action, charge, complaint, petition, appeal, accusatory pleading, or proceeding of any kind against Workday relating to or arising out of any of the claims which are released and waived in this Section 4, and You waive, or at a minimum assign to Workday, any and all rights to any and all forms of recovery or compensation from any legal action brought by You or on Your behalf in connection with Your employment or the termination of Your employment with Workday. To the extent not prohibited by applicable law, in the event that a lawsuit or any of the foregoing actions are filed by You in breach of this covenant, it is expressly understood and agreed that this covenant shall constitute a complete defense to any such lawsuit or action. Although You are releasing claims that You may have under the OWBPA and the ADEA, nothing in this agreement limits You from bringing a claim to challenge this Agreement itself under the Age Discrimination in Employment Act and Older Workers Benefit Protection Act.
4.6 Further, it is understood and agreed that this is a full and final release applying not only to all claims as defined in these paragraphs which are presently known, anticipated, or disclosed to You, but also to all claims as defined in these paragraphs which are presently unknown, unanticipated, and undisclosed to You. You hereby waive any and all rights or benefits which You may now have, or may have in the future.
4.7. In addition, You are waiving the protection of §1542 of the California Civil Code, which states as follows:
A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

4.8. This release and waiver does not include any rights or benefits (i) that may not be waived pursuant to applicable law including, without limitation, any right to indemnification pursuant to California Labor Code Section 2800 or Section 2802, or (ii) any right to indemnification under the indemnification agreement between You and the Company, any organizational document of the Company, for directors’ and officers’ insurance coverage, any worker’s compensation claims that You may possess or claim that cannot be released as a matter of law, although You represents that You are not currently aware of any such claim. Moreover, You will continue to be indemnified for Your actions taken while employed by the Company to the same extent as other former and officers of the Company under the Company’s Certificate of Incorporation and Bylaws and the indemnification agreement between You and the Company, if any, and You will continue to be covered by the Company’s directors and officers liability insurance policy as in effect from time to time to the same extent as other former officers of the Company, each subject to the requirements of the laws of the State of Delaware.
5. Confidentiality
Except as provided in Section 20, below, and for a purpose permitted by the National Labor Relations Act (such as the right of employees to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection), You agree that You will keep the fact, amount, and terms of this Agreement completely confidential and shall not disclose any information concerning this Agreement to anyone, provided that: (a) You may make such disclosures as are required by law, including as necessary for legitimate enforcement or compliance purposes; (b) You may disclose the fact, amount and terms of this Agreement to Your attorneys and tax advisors, when necessary for legitimate legal or financial reasons; and (c) You may disclose the fact, amount and terms of this Agreement to Your spouse, but only after You first obtain that person’s written agreement to maintain the information in strict confidence.
6. Mutual Non-Disparagement
6.1 Further, and except as provided in Section 20, below, and for a purpose permitted by the National Labor Relations Act (such as the right of employees to self-organization, to form, join, or assist labor organizations, to bargain collectively through representatives of their own choosing, and to engage in other concerted activities for the purpose of collective bargaining or other mutual aid or protection), You agree not to make any written, oral or electronic statement about Workday or any Releasee which You know or reasonably should know to be untrue and agree not to make any negative or disparaging statement about Workday (including but not limited to its officers, directors, employees, agents, financial condition, business methods, products, and services) or the Releasees that is intended to or is reasonably likely to cause any form of injury or harm.
6.2 The Company agrees that neither it formally nor its current Chief Executive Officer or other current members of the Board of Directors will make, directly or indirectly, any negative or disparaging statements or comments, either as fact or as opinion, about you. Nothing in this paragraph shall prohibit you or the Company from providing truthful information in response to a subpoena or other legal process.
7. Knowing and Voluntary Release
You acknowledge that Your signing of and Your agreement to this Agreement is knowing, voluntary and deliberate, that You have been provided with all information needed to make an informed decision to enter this Agreement, and that You have not been coerced or threatened.
8. Return of Workday Property
You agree that You have returned all of Workday’s property in Your possession including, but not limited to, any phone cards, cellular phone, computer equipment and all of the tangible and intangible property belonging to the Company and relating to Your employment with the Company. You further represent and warrant that You have not retained any copies, electronic or otherwise, of such property. Workday shall have no obligation to provide You with the Severance Payment described in Section 3 until You have returned to Workday Your Workday laptop and work badge. If You have not returned to Workday Your Workday laptop and work badge by the Effective Date identified in Section 16, then Workday shall have no obligation to provide You with the Severance Payment described in Section 3 until 10 business days after You have returned the Workday laptop and work badge.
9. Continued Compliance with Proprietary and Confidentiality Agreement
9.1 You will continue to comply with the terms of the Proprietary Information and Inventions Agreement between You and the Company and know and understand that the obligations contained in that agreement survive execution of this Agreement and Your termination of employment. In particular, You shall not disclose any confidential or proprietary information (specifically including pricing, margins, key customer contacts and their profiles) that You acquired as an employee or agent of the Company to any other person or entity, or use such information in any manner that is detrimental to the interest of the Company.

9.2 Nevertheless, nothing in this Agreement prohibits You from reporting an event that You reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the SEC, EEOC, or NLRB), from testifying truthfully under oath in any court, arbitration or administrative agency proceeding, from providing truthful information in the course of a government investigation or from cooperating in an investigation conducted by such a government agency. This may include disclosure of trade secret or confidential information within the limitations permitted by the 2016 Defend Trade Secrets Act (DTSA). You are hereby provided notice that under the DTSA, (1) no individual will be held criminally or civilly liable under federal or state trade secret law for the disclosure of a trade secret (as defined in the Economic Espionage Act) that (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
10. Entire Agreement and Severability
10.1 The parties agree that, except as is expressly provided herein, this Agreement sets forth the entire agreement between them as to the matters set forth herein and supersedes any other written promises or oral understandings between the parties as to such matters, if any. The parties also agree and acknowledge that no other verbal or written promises or agreements have been offered for this Agreement (other than those described herein) and that no other promises or agreements between the parties related to the matters set forth herein will be binding unless they have been reduced to writing and signed by the parties and expressly referencing this Agreement.
10.2 You and Workday further agree that, if any portion of this Agreement is held to be invalid or legally unenforceable, such portion will be enforced to the greatest extent permitted by law and the remaining portions of this Agreement will not be affected and will be given full force and effect. The provisions of Sections 5 and 6 shall survive and continue in full force and effect in accordance with their respective terms notwithstanding any alleged breach of this Agreement. You acknowledge and agree that, in the event that the provisions of Sections 5 and/or 6 shall be deemed by a court of competent jurisdiction to be unenforceable, then the court is to modify such provisions to the minimum extent necessary to render the provisions valid and enforceable.
11. No Admission
The parties acknowledge that this Agreement does not constitute any admission by You or Workday of any wrongdoing or liability whatsoever, but results from the desire of the parties to resolve any actual and potential disputes between them. Nothing contained in this Agreement, or the fact of its submission to You, shall be admissible evidence in any judicial, administrative or other legal proceeding, of any liability or wrongdoing on the part of Workday or any related party of any violation of federal, state or local law.
12. Applicable Law
All provisions of this Agreement will be construed and governed by the laws in the state where You are principally employed without regard to choice of law principles or laws of any other jurisdiction. Any suit, claim or other legal proceeding brought by You and arising out of or relating to Your employment, termination of employment, or this Agreement shall be brought exclusively in the federal or state courts located in the state where You are principally employed, and You and Workday hereby submit to personal jurisdiction in the state where You are principally employed, and to venue in such courts. You acknowledge that a breach of the provisions of Sections 5 and 6 above by You will cause irreparable harm to Workday, and Workday shall be entitled to injunctive relief to restrain such breach or threatened breach by You or any person acting with You in any capacity whatsoever and to pay Workday’s legal expenses and costs incurred in bringing such actions against You. The language of this Agreement shall be construed according to its fair meaning, and not for or against any particular party.
13. Resolution of All Matters
This Agreement resolves all matters and claims You have or may have against Workday and the Releasees relating to Your employment and the termination of Your employment with Workday; it is and shall be binding upon and inure to the benefit of the parties and their respective heirs, legatees, personal representatives, successors and assigns. Upon execution, this Agreement becomes effective and binding on the parties as of the Effective Date. This Agreement may not be modified, altered or changed except by an express written document signed by all parties hereto, wherein specific reference is made to this Agreement.

14. No Pending Claims
You hereby represent and warrant that You do not currently have pending any claims, charges, lawsuits, or other proceedings against Workday concerning any of the claims released by this Agreement, including but not limited to any claims for unlawful workplace harassment or discrimination, failure to prevent an act of workplace harassment or discrimination, or act of retaliation against a person for reporting or opposing harassment or discrimination whether or not filed in court, before an administrative action, or through an internal complaint process against Employer or the Releasees. You further represent and warrant that You have not heretofore assigned any claims that You have or may have against Workday covered by this Agreement.
15. Review and Revocation
You understand that You have been given a period of at least twenty-one (21) days from the date this Agreement was provided to You to review and consider this Agreement before signing it. Any changes to this document, whether material or immaterial, do not restart the running of this twenty-one (21) day consideration period. You further understand that You may use as much of this twenty-one (21) day period as You wish prior to signing. You may revoke this Agreement within seven (7) calendar days of signing it. Revocation can be made by delivering a written notice of revocation to [•], at 6110 Stoneridge Mall Road, Pleasanton, CA 94588. For this revocation to be effective, written notice must be received by [•] no later than the seventh (7th) day after You sign this Agreement. If You revoke this Agreement, it shall not be effective or enforceable and You will not receive the severance benefits described in this document. By signing this Agreement, You agree that You have carefully read and fully understand all of its provisions. The Company hereby advises You in writing to consult with Your attorney before executing this Agreement, and You acknowledge and agree that You have been so advised. You further understand that rights or claims that may arise after the date You sign this Agreement are not waived.
16. Effective Date
This Effective Date of this Agreement occurs eight (8) calendar days after it is signed and delivered to the Company, provided that the Agreement has not been timely revoked as set forth in Section 15.
17. Stock Option Plans
If You have any vested stock options, You may have a period of time following the Termination Date during which You may exercise them. The specific period of time shall be as stated in the Company’s 2022 Equity Incentive Plan, as appropriate, and as set forth in the applicable stock option agreements. You acknowledge that You will refer to these applicable plan documents to confirm the period during which You may exercise vested stock options. This Agreement shall not be construed to amend, modify or supersede any of the provisions of any Workday stock option plan that may be applicable to You.
18. Successors and Assigns
This Agreement may be assigned or transferred to, and shall be binding upon and shall inure to the benefit of, any successor or assign of Workday, and any such successor or assign shall be deemed substituted for all purposes for Workday under the terms of this Agreement.
19. Counterparts
This Agreement may be executed in counterparts, and a facsimile or electronic signature shall be deemed to be an original signature for all purposes.

20. No Interference with Rights
Nothing in this Agreement is intended to waive claims (i) for unemployment or workers’ compensation benefits, (ii) for vested rights under ERISA-covered employee benefit plans as applicable on the date You sign this Agreement, or (iii) which cannot be released by private agreement. In addition, nothing in this Agreement, including but not limited to the release of claims, proprietary information, confidentiality, cooperation, and non-disparagement provisions: (a) waives Your right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged sexual harassment on the part of Workday, or on the part of the agents or employees of Workday, when You have been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature; (b) prevents You from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that You have reason to believe is unlawful; (c) prevents You from filing a charge or complaint with, providing information or documents to, and/or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission (EEOC), National Labor Relations Board (NLRB), the Securities and Exchange Commission (SEC), or any other any federal, state or local agency charged with the enforcement of any laws, or (d) prevents You from exercising rights under Section 7 of the National Labor Relations Act (NLRA) to engage in joint activity with other employees or individuals, provided that by signing this Agreement You are waiving the right to individual relief based on claims asserted in such a charge or complaint, or asserted by any third-party on Your behalf, except where such a waiver of individual relief is prohibited and except for any right You may have to receive a payment from a government agency (and not Workday) for information provided to a government agency.
21. Not Signed Before Termination Date
Regardless of when this Agreement was provided to You, You may not sign this Agreement prior to Your Termination Date. By signing below, You affirm that You did not sign this Agreement prior to Your Termination Date.
By signing this Agreement below, You represent that You fully understand and voluntarily agree to be bound by all of its terms. Accepted and agreed to on this ___ day of _________________, ______, which is a date on or after Your Termination Date.

Workday Inc.

Zane Rowe	Ashley Goldsmith
Chief People Officer